EXHIBIT 23.3

ENGINEER’S CONSENT

We consent to the use of our name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of references to our “Appraisal Report as of December 31, 2007 on Certain Properties owned by Petro Resources Corporation”  and “Appraisal Report as of December 31, 2008 on Certain Properties owned by Petro Resources Corporation” (our Reports) in Part I, Item 2 of the Form 10-K of  Petro Resources Corporation to be filed on or about March 30, 2009 (including amendments thereto, collectively referred to hereinafter as the “Form 10-K”).  We are able to verify that the reserves listed for Petro Resources Corporation in the “Proved Reserves” table in Part I, Item 2 of the Form 10-K designated “DM” are the same as those listed in our Reports.

We further consent to incorporation by reference in the Registration Statement on Form S-3 (SEC File No. 333-146782) of Petro Resources Corporation of the reference to our Reports for Petro Resources Corporation, which appears in the Form 10-K for the year ended December 31, 2008.

/s/  DeGolyer & MacNaughton.
March 26, 2009